Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A of Fidelity Income Fund:
Fidelity Ginnie Mae Fund and Spartan Limited Maturity Government Fund of our reports dated September 5, 1997 and September 9, respectively, on the financial statements and financial highlights included in the July 31, 1997 Annual Reports to Shareholders of Fidelity Ginnie Mae Fund and Spartan Limited Maturity Government Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
September 17, 1997